Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen Maryland Dividend Advantage Municipal Fund 3

811-21153

A special meeting of shareholders was held in the offices of Nuveen Investments on April 5, 2012; at this meeting the shareholders were asked to vote on the approval of an Agreement and Plan of Reorganization.
The special meeting was subsequently adjourned to May 17, June 22 and July 17, 2012.

Voting results for the special meeting are as follows:

<c> Common and Preferred Shares voting
 together as a class
<c>  Preferred Shares
To approve the Agreement and Plan of
Reorganization.


   For
            4,897,564
            1,999,912
   Against
               170,007
                 85,539
   Abstain
               141,175
                 38,500
      Total
            5,208,746
            2,123,951




Proxy materials for the special meeting are herein incorporated by reference to the SEC filing on January 24, 2012, under Conformed Submission Type DEF N 14 8C/A, accession number 0001193125-12-021940.